Exhibit 99.1

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

Organization

     This charter (“Charter”) governs the operations of the Audit Committee (the “Committee”) of the Board of Directors of Texas Eastern Products Pipeline Company, LLC (the “Company”), which is the sole general partner of TEPPCO Partners, L.P. The Committee shall annually review and reassess the adequacy of this Charter and recommend to the Board any changes to this Charter that the Committee deems necessary or valuable.

Purpose

The Committee is a standing committee of the Board whose primary function shall be to assist the Board in fulfilling oversight responsibility to TEPPCO Partners, L.P.’s unitholders, potential unitholders, the investment community and others relating to:

•	The integrity of TEPPCO Partners, L.P. and its subsidiaries (collectively “Partnership”) financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

•	The appointment, qualifications (including independence) and performance of the Partnership’s independent auditors.

•	The performance of the internal auditing function performed by Duke Energy Corporation’s Audit Services Department or any other persons or entities performing or carrying on the internal audit function (“internal auditors”).

•	The adequacy and adherence to (and waivers from) the Partnership’s Code of Business Ethics.

•	The review of areas of potential significant financial risk to the Partnership.

•	The Partnership’s compliance with legal and regulatory requirements.

•	The review, preparation, discussion and approval of all reports that the Partnership must file with the Securities and Exchange Commission (“SEC”).

The Committee shall also carry out such other functions as shall from time to time be assigned to it by the Board of Directors.

In carrying out its purpose, the goal of the Committee shall be to serve as an independent and objective monitor of the Partnership’s financial reporting process and internal control systems, including the activities of the Partnership’s independent auditor and internal auditors, and to provide an open avenue of communication between the Committee, the independent auditors, the internal auditors, and management of the Company.

In discharging its oversight role, the Committee is empowered to (i) investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Partnership and the Company, and (ii) engage and, on behalf of the Partnership, compensate independent counsel and other advisers as it determines necessary to carry out its duties. The Company and/or the Partnership shall provide the Committee with adequate funding for its operation and the appropriate officers of the Company are hereby authorized to expend the funds necessary for the conduct of the Committee’s business upon direction of the Committee or the Chairman thereof, without further authorization of the Board of Directors.

Committee Composition and Meetings

A.	Experience. The Committee members shall meet the experience requirements of the New York Stock Exchange, Inc. (“NYSE”). All members of the Committee shall be financially literate, and at least one member of the Committee shall be an “audit committee financial expert” all as defined in regulations adopted by the SEC under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and applicable NYSE listing standards.

B.	Independence and Number. The Committee shall be comprised of at least three (3) directors, each of whom shall be determined by the Board to be “independent” in accordance with regulations adopted by the SEC under the Sarbanes-Oxley Act and applicable NYSE listing standards. A director shall generally be considered independent if he or she has no material relationship with the Company, or the Partnership, (other than service as a director of the Company). The Board shall determine whether such a material relationship exists; provided, however, that the following shall be deemed to constitute a material relationship and shall disqualify a director from serving on the Committee.

•	Employment with the Company, the Partnership or their affiliates in an executive capacity within the last five (5) years;

•	Employment or other material relationship with a present or former auditor of the Company, the Partnership or their affiliates within the last five (5) years after the end of the affiliation or auditing relationship;

•	Part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that currently employs the director;

•	Employment or other material relationship with an entity that is an adviser or consultant to the Company, the Partnership or their affiliates;

•	Employment or other material relationship with a significant customer or supplier of the Company, the Partnership or their affiliates;

•	Any personal services contract(s) with the Company, the Partnership or their affiliates;

•	Any business relationship with the Company, the Partnership or their affiliates (other than service as a director) for which the Company or the Partnership has been required to make disclosure under Regulation S-K within the last five (5) years;

•	An immediate family relationship with any person described above; or

•	Otherwise be considered an “affiliated person” of the Company or the Partnership as such term is defined under applicable SEC rules.

In addition, to be considered “independent, no Committee member may receive any compensation, directly or indirectly, from the Company or the Partnership other than director’s fees. The fee may be received in cash or other in kind consideration ordinarily available to outside directors, as well as all of the regular benefits that other outside directors receive as Board members.

C.	Appointment/Removal and Chairman. The members of the Committee shall be appointed by the Board at the annual meeting of the Board for terms of one (1) year, or until their successors shall be duly elected and qualified. Any member can be removed by the Board at any time for any reason. Any Committee member who ceases to be “independent” as described above shall automatically be removed from the Committee. Any vacancies in the Committee shall be filled by the Board as soon as reasonably possible. Unless a Chairman of the Committee is appointed by the Board, the members of the Committee may designate a Chairman by majority vote of the full membership of the Committee.

D.	Meetings.

•	The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Committee Chairman after consultation with management of the Company, other Committee members, internal auditors and independent auditors, shall prepare and/or approve an agenda in advance of each meeting.

•	The Committee should meet at least annually, or more frequently as circumstances dictate, in separate executive sessions with management, the internal auditors, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed privately.

•	The Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Partnership’s financial statements and significant findings based upon the auditors limited review procedures.

E.	Limitations on Outside Service

No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

Duties and Responsibilities.

The primary general responsibility of the Committee is to oversee the financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Partnership’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Partnership’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Partnership. The independent auditors are responsible for auditing the Partnership’s financial statements and for reviewing the Partnership’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall “tone” of the Partnership for quality public disclosure and financial reporting, sound business risk practices, and ethical behavior. Within the overall general responsibility the following shall be the principal specific duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate, but shall have them reviewed and approved annually by the Board.

•	The Committee shall be directly responsible for, and have sole authority as to, the retention and termination, evaluation, compensation and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding accounting matters and financial reporting. The independent auditor shall report directly to the Committee and in the conduct of the annual audit shall be subject to direction only by the Committee.

•	The Committee shall have sole authority to, and shall, pre-approve all audit and non-audit services provided by the independent auditors to the Partnership and shall assure that the independent auditors are not engaged to perform the specific nonaudit services proscribed by law or regulation. The Committee may delegate preapproval authority to a member or members of the Committee. The decisions of any Committee member or members to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

— provided, however, that the provision by the independent auditor of non-audit services shall be permissible without the prior approval of the Committee in cases where (i) the aggregate compensation for all such non-audit services constitutes not more than 5% of the total compensation payable by the Partnership to the auditor for the fiscal year of the Partnership in which such non-audit services are provided, (ii) such non-audit services were not considered by the Committee as services that might be provided to the Partnership by the independent auditor at the time of its appointment, and (iii) the provision of such services by the independent auditor are promptly brought to the attention of the Committee and approved prior to completion of the audit for the year in which such services were provided (which approval may be provided by the Chairman of the Committee or any other member or members to whom the Committee delegates such approval authority).

•	At least annually, the Committee shall obtain and review a report by the independent auditors describing

-	the auditing firm’s internal quality control procedures.

-	any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

-	all relationships between the independent auditors and the Partnership (to assess the auditor’s independence).

•	Based on a review of such annual report and the work of the independent auditors throughout the year, the Committee shall evaluate the independent auditors’ qualifications, performance and independence, which evaluation will include the review and evaluation of the lead partner of the independent auditor. In conducting its review and evaluation, the Committee should:

(a)	determine whether the lead audit partner (having primary responsibility for the audit) or the audit partner responsible for reviewing the audit is required to rotate in compliance with applicable law,

(b)	take into account the opinions of management and the internal auditors, and

(c)	consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the firm conducting the independent audit.

The Committee shall present its conclusions with respect to the independent auditors and its evaluation thereof to the Board annually.

•	In addition, the Committee shall establish hiring policies for the Partnership and the Company as to employees or former employees of the independent auditors.

•	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation or expense coverage. The Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the Partnership’s accounting and financial controls, including the Partnership’s policies and procedures to assess, monitor and manage business risk and legal and ethical compliance programs (e.g., Partnership’s Code of Business Ethics).

•	The Committee shall periodically meet separately with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditors (i) any audit problems or difficulties and management’s response, (ii) accounting adjustments noted or proposed by the independent auditors, whether passed or accepted, (iii) any communications between the audit team and the independent auditors’ national office as to the Partnership, (iv) any internal control letter issued or proposed to be issued to the Partnership by the independent auditors, and (v) the responsibilities, budget, and staffing of the internal audit function.

•	The Committee shall review and discuss the regular reports from the independent auditors on (i) the critical accounting policies and practices of the Partnership, (ii) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and (iii) other material written communications between the independent auditor and management regarding the Partnership’s financial reports, such as any management letter or schedule of unadjusted differences.

•	The Committee shall review with the independent auditor and management: the adequacy of the Partnership’s internal accounting and financial controls and procedures and disclosure controls and procedures, including computerized information system controls, procedures and security and including any report provided by the internal audit function to the chief financial officer or chief executive officer regarding any material aspect of the Partnership’s internal accounting and financial control system; and, in such regard, (i) management and the independent auditor shall brief the Committee on any significant deficiencies in the design or operation of the Partnership’s internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and any fraudulent activity, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls which come to their attention, (ii) the Committee shall review the recommendations of the independent auditor for addressing any such matters, together with management’s responses thereto, and receive a report on and consider, at least annually, the implementation of any improvements to the Partnership’s internal controls and procedures for financial reporting undertaken as a result of any such review, until such improvements have been fully implemented, and (iii) the Committee shall review management’s annual assessment of the Partnership’s internal controls and procedures for financial reporting and the independent auditor’s annual attestation of such assessment, as such are required by SEC rules.

•	The Committee shall review and discuss with management and independent auditors as may be appropriate, earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	The Committee shall review with management and the independent auditors the Partnership’s interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Partnership’s Quarterly Reports on Form 10-Q. Also, the Committee shall discuss with the independent auditors the results of the quarterly review and any other matters required to be discussed by Statement of Auditing Standards No. 61.

•	The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (MDA) to be included in the Partnership’s Annual Reports on Form 10-K (or in any annual report to unitholders if distributed prior to the filing of a Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements and MDA. Also, the Committee shall discuss with the independent auditors the results of the annual audit and any other matters required to be discussed by Statement of Auditing Standards No. 61.

•	While the fundamental responsibility for the Partnership’s financial statements and disclosures rests with management, as reviewed by the independent auditors, the Committee shall review.

-	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Partnership’s selection or application of accounting principles, and major issues as to the adequacy of the Partnership’s internal controls and any special audit steps adopted in light of material control deficiencies.

-	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

-	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Partnership.

-	Earnings press releases disclosing “pro forma,” or “adjusted” non-GAAP, information.

•	The Committee shall establish procedures for

-	The receipt, retention, and treatment of complaints received by the Partnership regarding accounting, internal accounting controls, or auditing matters.

-	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters relating in any manner to the Partnership.

•	The Committee shall review any attorney’s report of evidence of a material violation of securities laws or breaches of fiduciary duty or similar violation by the Company, the Partnership or any agent thereof.

•	The Committee shall periodically require each of its members to certify that such person meets the independence requirements prescribed by law and/or NYSE rules, including that such person has received no compensation from the Company or Partnership other than director and Board committee fees.

•	The Committee shall review its membership annually to assure that all its members are financially literate and that at least one of its members is an audit committee financial expert, all in accordance with applicable SEC regulations and NYSE listing standards.

•	As appropriate, but not less than annually, the Committee shall review with the Partnership’s counsel any legal matters that could have a significant impact on the Partnership’s financial statements, the Partnership’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

•	The Committee shall establish, review and update periodically a Code of Business Ethics for officers and employees of the Company, including Senior Financial Officers, and ensure that management has established a system to enforce such Code.

•	The Committee shall review at least annually the Partnership’s risk assessment and risk management policies contained in the Risk Management Plan and discuss with independent auditors any significant areas of concern they may have with such Plan or its implementation.

•	The Committee shall report regularly to the Board of Directors following each meeting, which reports shall include any issues that arise with respect to the quality or integrity of the Partnership’s financial statements, the Partnership’s compliance with legal or regulatory requirements, the performance and independence of the Partnership’s independent auditors or the performance of the internal audit function and with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities and, in such regard, the Committee shall provide such recommendations as the Committee may deem appropriate.

•	The Committee shall perform any activities consistent with this Charter, the Partnership’s organizational documents, and governing law, as the Committee or the Board deems necessary or appropriate.

•	The Committee shall maintain minutes or other records of meetings and actions of the Committee.

Annual Self-Evaluation

     The Committee shall conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with the Charter of the Committee.